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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Kirby 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Kirby Corporation (filed under Securities and Exchange Commission File No. 33-57625) of our report dated June 23, 2004, with respect to the statements of net assets available for plan benefits (modified cash basis) of the Kirby 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits (modified cash basis) for the years ended December 31, 2003 and 2002 and the supplemental schedule H, line 4i - schedule of assets (held at end of year) (modified cash basis) as of December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Kirby 401(k) Plan.

Houston, Texas
June 23, 2004